Execution Version

ASSIGNMENT OF CLAIMS, CAUSES OF ACTION, AND PROCEEDS

            This Assignment of Claims, Causes of Action, and Proceeds (this “Agreement”) is made and entered into as of the 25th day of August, 2021 by The Parking REIT, Inc., a Maryland corporation (“TPR” or “Assignor”), in favor of Michael V. Shustek, a Nevada resident (“Shustek”), MVP Realty Advisors, LLC, a Nevada limited liability company, Vestin Realty Mortgage I, Inc., a Maryland corporation (“VRMI”), and Vestin Realty Mortgage II, Inc., a Maryland corporation (“VRMII”), and their designees, successors, representatives, heirs, and assigns (collectively “Advisor” or “Assignee”).  Assignor and Assignee are collectively referred to as the “Parties.”

            WHEREAS, Assignee has requested that TPR assign to Assignee certain claims (defined below as “Assigned Claims”) that TPR may currently have against certain persons or entities (defined below as the Target Parties), and TPR is prepared to do so in accordance with the terms and conditions of this Agreement,

            NOW THEREFORE, for good and valuable consideration, the adequacy of which is hereby acknowledged by each Party, the Parties hereby agree as follows:

1.                    Definitions. For purposes of this Agreement, the following definitions shall apply:

a.

“Bombe Transaction” shall mean, separately and collectively, those transactions contemplated by that certain Equity Purchase and Contribution Agreement (the “Bombe Agreement”), dated as of January 8, 2021 between and among Assignor, Shustek, VRMI, VRMII, MVP REIT II Operating Partnership, L.P., a Delaware limited partnership, and Color Up, LLC, a Delaware limited liability company (“Bombe”).

b.

“Target Parties” shall mean and include Ira S. Levine, Levine Law Group, Inc. (or any other name by which a firm including Ira Levine was known), Edwin Herbert Bentzen IV, and Andrew Fenton. No other persons or entities are included as Target Parties.

c.

“Nevada Litigation” shall mean the lawsuit styled as The Parking REIT, Inc., et al. v. Ira S. Levine, et al., and docketed as Case No. A-20-808902-C, in the District Court of Clark County Nevada and shall include any counterclaims or third party claim arising in or related to the Nevada Litigation, and appeals related to the Nevada Litigation.

d.

“Assigned Claims” shall mean any and all claims or causes of action that TPR may have as of the Effective Date (defined below) against any of the Target Parties for breach of any duty owed by any one or more of them to TPR arising out of (i) a contemplated initial public offering by TPR in or around 2018 or 2019; (ii) a purported whistleblower complaint made around February 2018 and the subsequent internal investigation; or (iii) disclosures, reporting, or communications to the Securities and Exchange Commission and (iv) any claims related to any of (i), (ii) or (iii) and/or arising out of a common nucleus of operative fact and/or arising out of Levine or his firm’s services to Assignor, Assignee or any related parties. For the avoidance of doubt, Assigned Claims shall include all claims alleged in the Nevada Litigation or which could be alleged in the Nevada litigation as of the Date of this Agreement.

e.	“Claim Proceeds” shall mean any and all amounts recovered by or awarded to Assignee on the Assigned Claims.

f.

“Expenses” shall mean any and all reasonable third-party fees, including reasonable attorneys’ fees and related costs or expenses, fees, costs and expenses of any other professionals or consultants, and all other costs and expenses of any kind necessarily incurred by or assessed to Assignor after the Effective Date (as defined below) arising out of or relating in any way to the Nevada Litigation, or the investigation, assertion or prosecution by Assignee of any Assigned Claim. Without limiting the generality or scope of the foregoing, Expenses shall not include the value of any time required to be devoted by any employees, directors, or other representatives (current or former) of Assignor in connection with the Nevada Litigation or an Assigned Claim. By way of example only, Expenses include time spent by third-party professionals, including attorneys, on behalf of Assignor in responding to any discovery requests or participating in any proceeding with regard to an Assigned Claim and the fees and expenses of any attorney(s) retained by Assignor to represent Assignor or its employees, directors, or representatives (current or former) in connection with the Nevada Litigation or an Assigned Claim. For the avoidance of doubt, the term “Expenses” is to be broadly construed to protect Assignor from bearing any third party fees, costs or expenses, including reasonable attorney’s fees, in connection with the Nevada Litigation or any Assigned Claim after the Effective Date. Notwithstanding the above, Assignor shall not be entitled to any Expenses related to monitoring or reviewing the Nevada Litigation or Assigned Claim, or other Expenses it occurs voluntarily and Assignor shall not be entitled to any Expenses for defending counterclaims for which Assignee is indemnifying Assignor (even if counterclaims were satisfied with insurance proceeds).

g.	Other definitions and meanings of terms are set forth elsewhere in this Agreement.

2.                  Assignment of Claims and Proceeds.  To the full extent permitted by law, in exchange for the consideration and mutual promises recited herein and subject to the contingency set forth in Paragraph 3 below, TPR irrevocably assigns, transfers, and otherwise conveys to Assignee, jointly and severally, all of Assignor’s right, title, interest, and benefits, whether legal, equitable, or otherwise, in and to any and all of the Assigned Claims and the Claim Proceeds (the “Assignment”). This Assignment does not include, and expressly excludes from its scope, any claim or cause of action against any person or entity that may be entitled to demand from TPR indemnification, advancement (of fees or expenses), or defense with regard to that claim or cause of action other than claims or causes of action against Target Parties including those in the Nevada Litigation (“Excluded Claims”).

3.                  Contingency.  The effectiveness of the Assignment is expressly conditioned upon and subject to the consummation of the Bombe Transaction.  The date on which the Bombe Transaction is consummated shall be referred to herein as the “Bombe Closing Date.”  For the avoidance of doubt, if the Bombe Transaction is not consummated for any reason, the Assignment and this Agreement shall become null and void.

4.                  Monetary Payment.

a.

Within three (3) business days of the Bombe Closing Date, TPR shall provide to Assignee in writing a schedule showing all fees, costs and expenses paid by TPR between execution of the Bombe Agreement through the Bombe Closing Date in connection with the Nevada Litigation. Within three (3) business days thereafter, Assignee shall pay to TPR said amount of fees, costs and expenses. The Assignment shall become effective upon this payment by the Assignee (the “Effective Date”). Any fees, costs and expenses incurred by TPR in connection with the Nevada Litigation by the Bombe Closing Date but not yet paid shall be the sole responsibility of Assignee.

5.                  Management of Claims.

a.       Assignee shall bear full responsibility for Assigned Claims. Assignee shall investigate, assert or prosecute any Assigned Claim in its own name(s) as Assignee and not in the name of Assignor.  Should Assignee request any assistance from Assignor with regard to the Assigned Claims, Assignee shall be required to pay or reimburse Assignor for all Expenses incurred by Assignor in connection with such assistance.  Assignor shall be required to provide to Assignee reasonable assistance needed to effect the purpose of this Assignment, with Assignee taking all reasonable steps to minimize the burden of such assistance (such as by giving ample notice and exploring suggested options to minimize burden).  Assignee shall be entitled to direct and conduct the defense of the counterclaims in the Nevada Litigation and any litigation against a Target Party.  If Assignor takes any steps in connection with the counterclaims that prejudices the defense of same, such conduct will invalidate the indemnification hereunder and breach this Agreement.

b.      Subject to the terms and conditions of this Agreement, Assignee shall have the sole responsibility for and control of the management of Assigned Claims, including, without limitation, the prosecution of the Assigned Claims in any litigation, the defense of counterclaims for which Assignee is providing indemnification to Assignor, the retention of counsel and settlement; provided, however, Assignee shall not consent to any relief being entered or any settlement being made in any litigation that affects any rights of TPR as to any matter without the express prior written consent of TPR, which consent shall not be unreasonably delayed, withheld or conditioned.  Any request by Assignee for such consent must be made in writing at least fourteen (14) days in advance of any relief being entered affecting Assignor’s rights.  Upon written request, Assignee shall provide Assignor with any pleadings, discovery, or correspondence, as may reasonably be requested by Assignor, with regard to any Assigned Claim, subject to Assignee’s privilege rights.

c.       Assignee shall be solely responsible for and shall bear all fees, including the fees of attorneys or any other professionals or consultants, costs and expenses of investigating, asserting or prosecuting any Assigned Claim after the Effective Date.  As of the Effective Date, Assignor shall have no responsibility for paying any such amounts, and, pursuant to Paragraph 6 below, Assignee shall indemnify and hold Assignor harmless against any such fees, costs or expenses.

d.      Assignor shall have the right, in its sole and absolute discretion, to settle any counterclaims brought against Assignor in connection with the Assigned Claims as long as such settlement is covered by the Assignor’s insurance policies and does not materially and adversely affect the rights of Assignee hereunder.  In such event, Assignee shall have no obligation to indemnify Assignor for the amounts paid by insurance.

6.                  Indemnification.  Except as otherwise provided herein, Assignee, jointly and severally, shall indemnify and hold harmless Assignor and its affiliates, and each of Assignor’s respective current or former officers, directors, managers, members, partners, employees and agents, and any other persons controlling Assignor or any of Assignor’s affiliates and their successors and assigns (other than any Target Party)(collectively, “Indemnified Parties”), to the fullest extent permitted by law from and against:

a.

Any and all Expenses, and any and all claims, liabilities, losses, actions, suits, proceedings, subpoenas, damages, and costs relating to or arising out of or in any way connected to the Nevada Litigation or any other Assigned Claim (“Indemnified Losses”). The Assignee agrees that no Indemnified Party shall have any liability to the Assignee or its respective owners, parents, affiliates, securityholders, attorneys or creditors for any Indemnified Losses. For the avoidance of doubt, this indemnification and hold harmless obligation and Indemnified Losses shall include, without limitation, any Expenses or any liability that may be imposed on Assignor arising out of any claim or counterclaim filed in any proceeding relating to or arising out of an Assigned Claim or relating to or arising out of any separate claim made in response to the assertion or prosecution by Assignee of an Assigned Claim. By way of example only, this indemnification and hold harmless obligation and Indemnified Losses shall include the counterclaims filed in the Nevada Litigation, and any other claim made or that may be made by a Target Party for indemnification of legal fees and costs or any other obligation, including without limitation Expenses, allegedly owed or required to be advanced by Assignor to that Target Party, and any liability connected to the Assigned Claims. However, this indemnification shall not include the cost of monitoring the Assigned Claims; and

b.

Assignee shall not be required by this Agreement to indemnify any Target Party, and no Target Party shall have any rights under this Agreement. Each Target Party is excluded in his, her or its own right from the indemnification rights or obligations under this Agreement. For the avoidance of doubt, however, any claims or demands by any Target Party against TPR and any liability or obligation imposed on TPR to indemnify or advance expenses for a Target Party arising out of or relating in any way to an Assigned Claim are expressly included as Indemnified Losses, making Assignee, jointly and severally, obligated to indemnify and hold harmless TPR against any such claim, demand or liability as to a Target Party.

Assignee shall be entitled to satisfy its indemnification obligations hereunder by offsetting the obligations of Assignor to repay principal and interest under the note and other instruments of indebtedness (collectively, the “Specified Vestin Debt”) described on Exhibit A attached hereto (describing the Minneapolis and Cincinnati loans). The obligations under such Specified Vestin Debt shall serve as collateral for the indemnification obligations of Assignee hereunder. Assignor and Assignee shall periodically execute such agreements as are necessary to extend the term of the Specified Vestin Debt until the conclusion of the Nevada Litigation and any litigation involving a Target Party.  Assignor and Assignee represent and warrant that the obligations related to the Specified Vestin Debt are valid and enforceable and, as of the Effective Date, represent an aggregate principal amount not less than $4,000,000.  The amounts due at maturity of the Specified Vestin Debt shall be reduced by the amount of any final and non-appealablejudgment on a Counterclaim against Assignor in the Nevada Litigation (or other counterclaim by a Target Party in a litigation brought by Assignee) not otherwise paid within thirty days after such judgment becomes final and non-appealable.

Assignee shall advance all Expenses incurred by Assignor up to an aggregate amount of $1000 per month as they are incurred by Assignor, which if unused in a given month may be used at any point through the conclusion of all litigation with Target Parties.  Payment by Assignee of any and all such Expenses shall be made by Assignee no later than thirty (30) days after Assignee’s receipt of an invoice for the Expenses from either Assignor or Assignor’s legal counsel or other professional advisor or service provider, or may be deducted from the monthly interest payment due on the Specified Vestin Debt. For the avoidance of doubt, the advancement obligations of Assignee described in this paragraph are separate and apart from the indemnification obligations of Assignee described in the immediately preceding paragraph.

7.                  Relationship of Parties.  Neither this Agreement nor the Assignment creates a relationship between the Parties.  Assignee shall pursue the Assigned Claims in the name of and on behalf of Assignee only.  Nothing contained in this Agreement shall authorize or empower Assignee to act in the name of, on behalf of, or as an agent for, Assignor.  Nonetheless, if it is the practice of the court in which the Nevada Litigation is pending to retain the caption notwithstanding an assignment, neither that fact, nor proceeding with prosecution and defense of the Nevada Litigation using pleadings containing such caption shall constitute a breach of this Agreement.

8.                  No Recourse.  Assignee acquires the Assignment without recourse.  Assignor shall have no liability to Assignee arising out of or relating to any Assigned Claim or this Agreement (other than a claim based on a breach of this Agreement).  Except as expressly set forth in this Agreement, Assignor makes no representation or warranty as to the effectiveness of the Assignment, and Assignee assumes all responsibility for whether the Assigned Claims may be assigned as a matter of law.  However, in the event that a court holds the Assignment invalid, TPR will, at Assignee’s sole cost, pursue the Assigned Claims at Assignee’s direction.

9.                  Successors and Assigns; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. This Agreement shall not confer any rights or remedies upon any person or entity other than the Parties and the Indemnified Parties and any of their respective successors and assigns.

10.              Waiver of Jury Trial. EACH PARTY HERETO KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION (INCLUDING, BUT NOT LIMITED TO, ANY CLAIMS, CROSS-CLAIMS, COUNTER-CLAIMS, OR THIRD PARTY CLAIMS) ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR BETWEEN THE PARTIES TO THIS AGREEMENT, THEIR AFFILIATES, SUBSIDIARIES, SUCCESSORS, OR ASSIGNS AND IRRESPECTIVE OF WHETHER SUCH LITIGATION ARISES OUT OF THIS AGREEMENT, BY STATUTE, OR AS A MATTER OF TORT LAW AND THE PARTIES EXPRESSLY CONSENT TO A NON-JURY TRIAL IN THE EVENT OF ANY OF THE FOREGOING.

11.              Severability.  If this Agreement is found to be invalid or ineffective as to any Party, that shall not affect the validity or effectiveness of this Agreement to any other Party.

12.              Jurisdiction and Venue. The terms and conditions of this Agreement are governed by, and shall be construed and interpreted in accordance with, the law of the State of Maryland without regard to the principles of conflicts of laws thereof.  Assignor and Assignee hereby agree to the jurisdiction of the state and federal courts in Maryland in connection with any claim or controversy or arising out of this Agreement, and that venue for such actions shall be in the Circuit Court for Baltimore City, Maryland or the United States District Court for the District of Maryland (Northern Division).

13.              Notices. All demands, notices, consents, and communications hereunder related to this agreement shall be in writing and shall be deemed to have been given when hand-delivered or when received, or if delivery is refused, when deposited in the mails, by certified or registered mail, postage prepaid-return-receipt requested, or deposited with any other delivery service able to track delivery and receipt to (unless a different address is furnished in writing):

Assignor:
The Parking REIT, Inc.
9130 W. Post Rd. Suite 200
Las Vegas, Nevada 89148

Assignee:

Michael Shustek
9130 W. Post Rd. Suite 200
Las Vegas, Nevada 89148

14.              Entire Agreement. This Agreement sets forth the entire understanding and agreement of the Parties and supersedes all other agreements and understandings (written or oral) between or among the Parties on or before the date of this Agreement with respect to the subject matter of this Agreement.

15.              Amendments. No amendment or modification to any terms of this Agreement, waiver of any covenant, obligation, breach, or default under this Agreement or termination of this Agreement (other than as expressly provided in this Agreement) shall be valid unless in writing and executed and delivered by each of the Parties.

16.              Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.

17.              Fees.  The prevailing party in any litigation to enforce the terms of this Agreement shall be entitled to its attorneys’ fees and expenses.

18.              Confidentiality.  To the fullest extent allowed by law, this Agreement shall be kept confidential and shall not be publicly disclosed.

[The remainder of this page is intentionally blank.]

            IN WITNESS WHEREOF, the undersigned have duly executed this Agreement by their duly authorized representatives as of this 24th day of August, 2021.

ASSIGNOR:

The Parking REIT, Inc., a Maryland corporation

By:___________________________

Name: J. Kevin Bland

Title: Chief Financial Officer

ASSIGNEE:

Michael V. Shustek

______________________________

MVP Realty Advisors, LLC, a Nevada limited liability company

By:___________________________

Name: Michael V. Shustek

Title: Manager

Vestin Realty Mortgage I, Inc., a Maryland corporation

By:___________________________

Name: Michael V. Shustek

Title: Chief Executive Officer

Vestin Realty Mortgage II, Inc., a Maryland corporation

By:___________________________

Name: Michael V. Shustek

Title: Chief Executive Officer

[Signature Page to Assignment of Claims]

EXHIBIT A

Cincinnati Race Street Loan            $3,450,000.00

Amended and Restated Promissory Note Secured by Mortgage dated March 12, 2021

Open-End Mortgage dated April 26, 2018, filed May 14, 2018 in the Office of the County Recorder of Hamilton County, Ohio, as Document No. 2018-0040658 and modification filed as Document No. 2021-0039072

Minneapolis Venture Loan  $4,000,000.00

Amended and Restated Promissory Note Secured by Mortgage dated December 18, 2020

Mortgage dated October 23, 2019, filed November 20, 2019 as Document No. A10727106 (Abstract), in the Office of the County Recorder of Hennepin County, Minnesota, and filed on November 18, 2019, as Document No. T05663515 (Torrens), in the Office of the Registrar of Titles of Hennepin County, Minnesota and modification filed as Document No. 10913005 (Abstract), in the Office of the County Recorder of Hennepin County, Minnesota, and filed as Document No. 5785471 (Torrens), in the Office of the Registrar of Titles of Hennepin County, Minnesota